Exhibit 4.4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of April 12, 2021 (the “Effective Date”), between WEST END PROPERTY II, LLC, a Tennessee limited liability company (“Seller”), and PUREGRAPHITE, LLC, a Delaware limited liability company (“Purchaser”). This Agreement refers to Seller and Purchaser collectively as the “Parties”.

AGREEMENT

IN CONSIDERATION OF the mutual covenants and conditions set forth below, the Parties agree as follows:

1.            Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase certain real property consisting of an approximately 404,797 square foot manufacturing facility with on-site parking and with other improvements, commonly known as 1029 W. 19th Street, Chattanooga, Tennessee 37408, being a part of Tax Parcel No. 145G (the entire southern boundary having access to the public right of way of W. 19th Street, a portion of the western boundary being contiguous with the eastern line of the private “Front Street”, the northern boundary being contiguous with the southern line of the private portion of Main Street, and the eastern boundary being contiguous with the center line of an alley), and as generally shown on the attached Exhibit A (the “Property”). The Property shall include (a) any and all buildings, structures, improvements, fixtures and other appurtenances situated on the real property; (b) all furnishings, fixtures, equipment, and personalty used in connection with operation of and located on the Property to be identified by Purchaser during the Investigation Period (defined below) and which are reasonably acceptable to Seller; (c) any and all access, utility, and other easements and rights contemplated in this Agreement, or specified on the Plat (hereinafter defined) or that benefit the Property, including reasonable truck access through the gate at the southeast corner of the Property and vehicular access along Front Street; and (d) all other similar items that are located at the Property, used in connection with the Property, or otherwise benefit the Property.

2.            Purchase Price. The purchase price for the Property shall be Forty One Million Five Hundred Thousand and No/100 Dollars ($41,500,000) (the “Purchase Price”). The Purchase Price, as adjusted by all prorations, charges and credits herein provided, shall be delivered at Closing (defined below) in immediately available funds, subject to the terms and conditions of this Agreement.

3.            Deposit. Within three (3) days after the Effective Date, Purchaser shall deliver to Jones Title Agency, Inc., 518 Georgia Avenue, Suite 200, Chattanooga, Tennessee 37403 (the “Title Company”), the sum of $400,000.00 by wire transfer or certified, cashier’s or corporate check (the “Deposit”). The Title Company shall hold the Deposit in escrow in an interest bearing account. The Deposit and any interest earned thereon shall be credited against the Purchase Price at Closing or released to Seller or Purchaser in accordance with the terms and conditions of this Agreement.

4.           Conditions Precedent. This Agreement, and Purchaser’s obligation to close under this Agreement, shall be conditioned on the satisfaction and fulfillment of the following conditions precedent (“Conditions Precedent”), on or prior to the respective dates set forth hereinafter:

(a)           Investigations. Except as may be otherwise expressly provided in this Agreement, Purchaser acknowledges that Seller is conveying the Property to Purchaser in an “as is” condition, and Purchaser shall rely upon its own inspection and investigation in determining whether to proceed with this transaction. Purchaser, and Purchaser’s agents and representatives, shall have the right for a period expiring at 11:59 p.m. on May 11, 2021 (“Investigation Period”) to enter onto the Property and to have the Property inspected, surveyed, evaluated, analyzed, tested, appraised and assessed for any matter whatsoever, including but not limited to (i) the condition of any improvements located on the Property, including the structure, plumbing and mechanical systems of such improvements, and the presence of wood-destroying insects; (ii) soil conditions on the Property; (iii) the location of flood plains on the Property; (iv) the presence of wetlands, including any required mitigation, and the condition of storm water drainage systems located on the Property; (v) the presence of environmental contamination on the Property; (vi) health and safety conditions; (vii) access to existing and contemplated utilities; (viii) access to public roads and to railway lines; (ix) access to the Crane (defined below) as shown on Exhibit D and the adjacent pier providing access to the Tennessee River, all of which must be examined and tested by Purchaser at its expense, and at Seller’s expense, the Crane and the adjacent pier, certified by qualified inspectors to be operational and in good working condition; (x) signage; (xi) zoning and compliance with other laws, codes and ordinances; (xii) suitability for Purchaser’s intended use; and (xiii) any other matter germane to Purchaser’s interest in the Property and/or the operation thereof. Any such inspections and testing shall be performed by companies selected by Purchaser. If any of the investigations are not satisfactory to Purchaser, for any reason whatsoever, then Purchaser shall have the right to terminate this Agreement in accordance with Section 5 below. Notwithstanding the foregoing, prior to entering the Property, Purchaser will obtain and maintain (and deliver to Seller sufficient evidence thereof) general liability insurance from an insurer reasonably acceptable to Seller, in an amount of at least One Million Dollars ($1,000,000) combined single limit for personal injury and property damage per occurrence, which insurer will provide coverage against any damage for personal injury or death or property damage caused by Purchaser or its designees in connection with such inspections and tests, and Seller will be named as an additional insured under an “additional insured endorsement.” Purchaser will not conduct any drilling or other invasive or structural testing without a representative of Seller having the opportunity to be present and without the written consent of Seller, which consent won’t be unreasonably withheld, conditioned, or delayed. Purchaser will be responsible for promptly repairing any damage that is caused by Purchaser, its employees, agents, or contractors. Purchaser indemnifies and holds Seller harmless from any and all loss, liability, claims and damages, including reasonable attorneys’ fees and expenses, arising out of Purchaser’s rights under this section, which indemnity will survive the termination of this Agreement. If, by May 11, 2021, notwithstanding the reasonable efforts of Seller and Purchaser, the access and utility easements burdening and benefiting the Property have not been resolved to the satisfaction of Purchaser, the Investigation Period may be extended by Purchaser, in its sole discretion, to the expiration of the Investigation Period Extension (defined in Section 4(j)), but only with respect to Purchaser’s approval of such easements. The extension will be made pursuant to the Investigation Period Extension Notice (defined in Section 4(j)).

(b)           Property Reports. Within two (2) business days after the Effective Date, Seller shall deliver to Purchaser all of the items listed on the attached Exhibit B (collectively, the “Property Reports”). Seller agrees to cooperate with Purchaser to have the Property Reports updated, renewed or certified to Purchaser, at Purchaser’s cost, if so desired by Purchaser. If any of the information disclosed in the Property Reports is not satisfactory to Purchaser, for any reason whatsoever, then Purchaser shall have the right to terminate this Agreement in accordance with Section 5 below. If this Agreement is terminated for any reason other than a Seller default, Purchaser promptly will return the Property Reports to Seller.

(c)          Title. Purchaser shall, at Purchaser’s expense, promptly order a commitment for an ALTA owner’s policy of title insurance issued by the Title Company (the “Title Commitment”). For a period of fifteen (15) days from the date that Purchaser receives both the Title Commitment and the Survey (defined below) in forms reasonably satisfactory to Purchaser (the “Review Period”), Purchaser shall examine the Title Commitment and Survey and notify Seller in writing of any objections that Purchaser has, in Purchaser’s sole discretion, to specific matters identified in the Title Commitment or Survey or of any requirements which must be satisfied, in Purchaser’s sole discretion (the “Title Objections”). Any matter identified in the Title Commitment or Survey to which Purchaser does not object within the Review Period shall be deemed to be permitted exceptions to the status of Seller’s title (the “Permitted Exceptions”). If, however, Purchaser timely notifies Seller of Title Objections, then Seller shall have ten (10) days within which to notify Purchaser whether Seller will cause the Title Objections to be removed, corrected, remedied or insured over (by procuring appropriate endorsements, at Seller’s sole expense, to the Title Policy acceptable to Purchaser) to Purchaser’s reasonable satisfaction on or before Closing (defined below). If Seller does not give Purchaser notice of its election within such ten (10) day period, then Seller shall be deemed to have elected not to remedy, correct, remove or endorse over the Title Objections. If Seller elects to remedy, correct, remove or endorse over any of the Title Objections, then Seller shall use commercially reasonable efforts to remedy, cure, remove or endorse over the Title Objections. If Seller elects not to cure any Title Objections, or if Seller is unable to effect a cure of any such Title Objections on or prior to the expiration of the Investigation Period, then Purchaser shall have the right either (z) to proceed with the purchase and acquire the Property subject to such Title Objections (in which case such Title Objections shall be Permitted Exceptions); or (ii) to terminate this Agreement by written notice to Seller, in which case the Deposit, and any interest accrued on the Deposit, shall be returned to Purchaser, and neither Party shall have any further rights, obligations or liability hereunder, except to the extent that any right, obligation or liability expressly survives the termination of this Agreement.

Notwithstanding the foregoing, Seller, at its sole expense, shall be obligated at Closing to discharge or satisfy any and all liens, judgments and assessments on the Property and remove from the public records any deed of trust, security interest or other monetary encumbrance affecting or encumbering the Property and which can be satisfied by monetary payment or otherwise at or prior to Closing, and failing the same, Purchaser shall be entitled to pay for and release such items and any amounts expended therefor shall be credited against the Purchase Price. In addition, with respect to any exception(s) first appearing on the Title Commitment and/or Survey or any update thereto after the effective date of the Title Commitment and/or Survey delivered to Purchaser pursuant to this Section, such additional exception(s) shall not be deemed to be a “Permitted Exception” hereunder unless and until Purchaser has reviewed and approved same in writing. Seller, at its sole expense, shall remove all encumbrances that are placed on the Property by Seller after the Effective Date, unless such encumbrances were reasonably approved by Purchaser.

(d)           Survey. During the Investigation Period, Purchaser shall have the right at its sole expense, to order an ALTA/NSPS land title survey (the “Survey”) of the Property, showing the legal description of the Property, all easements affecting the Property, all structures and improvements on the Property, and such other matters desired by Purchaser. Purchaser shall also have the right to elect to take an assignment and re-certification of any existing Survey, in which case Seller shall reasonably cooperate with such assignment or re-certification. Purchaser shall have the further right to work with the engineer, Seller and any third parties to establish the final Survey and certifications in a manner that is acceptable to Purchaser, in its sole discretion. If Purchaser determines that it cannot obtain an acceptable Survey, then Purchaser shall have the right to terminate this Agreement in accordance with Section 5 below. Purchaser agrees to reasonably consider RLS Group for the preparation of the Survey.

(e)           Subdivision Plat. Within two (2) business days after the Effective Date, Seller, at its sole expense, will initiate and thereafter diligently pursue, the subdivision of the Property with boundaries mutually acceptable to Purchaser and Seller and generally in accordance with the description of the Property in Section 1, so that Seller can convey the Property lawfully in accordance with a recorded subdivision plat (“Plat”). The Plat will provide for free (without charge) and unrestricted vehicular access from the Property to the public right of way of W. 19th Street, including by perpetual easement over the alley, the centerline of which forms the eastern boundary of the Property, and to the extent necessary, by perpetual easement over the private right of way known as “Front Street”, and by perpetual easement approved by Purchaser during the Investigation Period, the public rights of way of Main Street and Riverfront Parkway, and appropriate access to all public utilities (other than gas which is not present at the Property), that Purchaser requires to service the Property. Seller will utilize the services of RLS Group, LLC and Ragon Smith Civil Engineers to facilitate all surveying and engineering needs related to the subdivision, and Purchaser agrees to reasonably consider them for its surveying and civil engineering requirements with respect to the Property, and if Purchaser reasonably determines not to use their services, Seller will reasonably cooperate with Purchaser in selecting alternative professionals.

(f)            Tap Fees. Purchaser shall be responsible for and agrees to pay all utility tap fees payable to public utilities with respect to the Property. This subsection (f) shall survive the Closing.

(g)           Utilities. To the extent water, sanitary and storm sewer, electric, internet and telephone lines are not available at the boundary of the Property or in the right-of-way or access drive adjacent to the Property, Seller, at its sole cost and expense, shall extend such utilities to the boundary of the Property in locations reasonably acceptable to Purchaser. If not currently available, Seller shall be responsible for the installation of lines to connect the foregoing utilities in accordance with applicable utility company and governmental requirements and shall pay the cost thereof. To the extent necessary, Seller will provide Purchaser with all necessary construction and permanent easements for such utilities (including natural gas, should Purchaser desire its installation) without charge in order to install and maintain such easements.

(h)           Environmental Matters. Subject to the provision of Section 4(a) hereof, Purchaser during the Investigation Period, shall have the right, at its expense, to conduct such environmental site evaluations of the Property as Purchaser deems appropriate, including but not limited to, Phase I and Phase II environmental site assessments and baseline environmental assessments (collectively, the “Site Investigation Reports”). Such evaluations may include but are not limited to, soil sampling, soil borings, vapor sampling, ground water sampling, including drilling, installing, maintaining, operating and removing ground water monitoring wells. If such investigations reveal or disclose conditions that are not acceptable to Purchaser in its sole discretion, and if Seller refuses or fails to remediate such conditions in a manner acceptable to Purchaser in its sole discretion, prior to Closing, then Purchaser shall have the right to terminate this Agreement in accordance with Section 5 below. Copies of all Site Investigation Reports will be delivered to Seller prior to the expiration of the Investigation Period, and if Purchaser terminates this Agreement, the originals thereof will be delivered to Seller upon request.

(i)            TDEC Agreements. Purchaser hereby acknowledges that the Property and adjacent parcels are subject to, and the Property will be conveyed subject to that certain Notice of Land Use Restrictions effective May 25, 2018 between the Tennessee Department of Environment and Conservation (“TDEC”) and Alstom Power, Inc. recorded on May 30, 2018 in Book 11359, Page 240 in the Register’s Office of Hamilton County Tennessee (“ROHC”), as amended from time to time (the “Land Use Restrictions”), including without limitation the Site Management Plan attached thereto, as amended by that certain Site Management Plan, Revision 1.0, for Project Antares, Project Ceres, and Former SIAG Aerisyn, Terracon Project No. E2187007, prepared by Terracon Consultants, Inc., dated January 30, 2020 (“Site Management Plan”), and with that certain Brownfield Voluntary Agreement dated March 4, 2018 with TDEC for Site Number 33-762, as amended from time to time (the “Brownfield Agreement”). Purchaser will review the foregoing during the Investigation Period.

(j)            Governmental Incentives. During the Investigation Period, Purchaser will apply for, attempt to obtain or seek new or existing governmental incentives, tax abatements, benefits, entitlements, approvals or permits related to Purchaser’s intended use of the Property, or which Purchaser otherwise deems necessary or desirable, in Purchaser’s sole discretion, in order to utilize the Property for Purchaser’s intended use (collectively, “Governmental Incentives”). Purchaser’s obligations under this Agreement to close on the purchase of the Property shall be expressly contingent on Purchaser’s receipt of all such Governmental Incentives, including, but not limited to, property tax abatements on the Property and personal property additions to the Property and other incentives from the city of Chattanooga and Hamilton County, and grants, credits, and other incentives from the state of Tennessee and its Department of Economic and Community Development (“TN ECD”), and the Tennessee Valley Authority (“TVA”), all on terms satisfactory to Purchaser in its sole discretion. Seller agrees that, during the term of this Agreement, Seller will reasonably cooperate with (and will not oppose), any applications that Purchaser, at its sole expense, desires to submit to any governmental authorities in connection with obtaining any such Governmental Incentives or information in furtherance of Purchaser’s intended use of the Property. If, at any time during the Investigation Period, Purchaser determines that it cannot obtain the Governmental Incentives on terms and conditions acceptable to Purchaser, in Purchaser’s sole discretion, then Purchaser shall have the right to (i) terminate this Agreement in accordance with Section 5 below, or (ii) in addition to Purchaser’s extension rights under Section 4(a), unilaterally extend the Investigation Period until 11:59 p.m. on June 10, 2021 (“Investigation Period Extension”) upon notice to Seller (“Investigation Period Extension Notice”), said Investigation Period Extension Notice to be given to Seller prior to the expiration of the Investigation Period and to specify which of the Governmental Incentives have not been obtained.

(k)           Governmental Approvals. Purchaser’s obligations under this Agreement to close the purchase of the Property shall be conditioned on receipt during the Investigation Period of all governmental, zoning, architectural, design, and building code approvals necessary or desirable for Purchaser’s operation of the Properly for Purchaser’s intended use, including, but not limited to, special use permits, demolition permits, site plan approval, land division approvals, building permits and certificates of occupancy (collectively, “Governmental Approvals”). Such Governmental Approvals shall include, but are not limited to, site plan, zoning, special use and any other approvals desired by Purchaser of the Property by governmental bodies or agencies that have jurisdiction over or otherwise govern the Property. Seller agrees that, during the term of this Agreement, Seller reasonably will sign and support (and will not oppose) any applications that Purchaser desires to submit to any governmental authorities in connection with obtaining any such Governmental Approvals or information in furtherance of Purchaser’s intended use and development of the Property. If Purchaser is unable to obtain all desired Governmental Approvals on terms and conditions acceptable to Purchaser, in its sole discretion, then Purchaser shall have the right to terminate this Agreement in accordance with Section 5 below.

(1)           Existing Leases or Occupancy Agreements. Purchaser’s obligations under this Agreement shall be conditioned on Seller terminating any lease or other occupancy rights with regard to the Property prior to Closing. If Seller is unable to secure the termination of such leases or other occupancy rights prior to Closing on terms and conditions acceptable to Purchaser, in its sole discretion, then Purchaser shall have the right to terminate this Agreement in accordance with Section 5 below.

5.           Right to Terminate; Refundability of Deposit. If any of the Conditions Precedent set forth in Section 4 above are not fulfilled or satisfied in accordance with their respective terms, or if Purchaser is dissatisfied with the Property or Purchaser’s intended use of the Property, for any reason whatsoever, then Purchaser shall have the right to either (a) waive such condition and proceed to Closing; or (b) terminate this Agreement by delivery of written notice of termination to Seller and the Title Company (the “Termination Notice”). If Purchaser terminates this Agreement pursuant to its rights under this Section 5, and the Termination Notice is sent on or before the expiration of the Investigation Period, or solely with respect to the Governmental Incentives prior to the expiration of the Investigation Period Extension, then the full amount of the Deposit shall be immediately refunded to Purchaser by Escrow Agent. On such termination of this Agreement by Purchaser, all rights and obligations of the Parties shall immediately and forever terminate, with the exception of those rights and obligations that are expressly intended to survive termination of this Agreement. If Purchaser does not terminate this Agreement on or before the expiration of the Investigation Period, or solely with respect to the Governmental Incentives, prior to the expiration of the Investigation Period Extension, then the Deposit will be non-refundable to Purchaser except in the event of a default by Seller as provided in Section 15 hereof.

6.           Closing. The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held in escrow through the Title Company, as mutually agreed by the Parties, on a date mutually agreed to by the Parties within thirty (30) days after the expiration of the Investigation Period, or, if applicable, within two (2) business days after the expiration of the Extended Investigation Period, but not later than June 15, 2021 (the “Closing Deadline”). At Closing, Seller shall make the Seller Closing Deliveries described in Section 7 below and Purchaser shall make the Purchaser Closing Deliveries described Section 8 below.

7.           Seller’s Closing Deliveries. At the Closing, Seller shall deliver to the Title Company, for delivery to Purchaser, the following items, which shall be in a form and substance reasonably satisfactory to Purchaser:

(a)           The Plat recorded in the ROHC.

(b)           A limited warranty deed (“Deed”) in the form attached hereto as Exhibit C, conveying to Purchaser title to the Property subject only to the lien of ad valorem property taxes not yet due and payable, the Permitted Exceptions, and any other exceptions to title approved by Purchaser in its sole discretion, executed and acknowledged by Seller and in recordable form;

(c)           A permanent and perpetual non-exclusive easement in form and content to be reviewed and accepted by Purchaser and Seller prior to the end of the Inspection Period (or Investigation Period Extension), from Seller’s affiliate, West End Loading LLC (“Seller Affiliate”) (and other property owners, if necessary) granting vehicular and truck access between the Property and the River Barge Crane (“Crane”) as shown on Exhibit D and also providing for Purchaser’s periodic use and operation, without charge, of the Crane and the adjacent pier and for the maintenance, repair and replacement thereof by the Seller Affiliate and its successors in interest (“Crane Easement”).

(d)           A mutual environmental indemnity agreement (the “Mutual Indemnity Agreement”) (which also is to be executed by Purchaser), running with the land, under which Seller and Purchaser mutually indemnify each other with respect to losses, costs and damages caused by the activities of Seller or Purchaser on their respective properties, which both (i) adversely affect the other’s property, and (ii) are in violation of the Land Use Restrictions, the Site Management Plan or the Brownfield Agreement.

(e)          All easements, covenants, and restrictions contemplated in this Agreement, or specified in the Plat, or necessary to remove, correct, remedy, or insure over, the Title Objections and provide for stormwater drainage and access which Seller is obligated to resolve with Purchaser’s reasonable cooperation.

(f)           At Purchaser’s expense, an ALTA owner’s policy of title insurance from the Title Company based on the Title Commitment that is reasonably acceptable to Purchaser, in an amount not less than the Purchase Price, insuring Purchaser as owner of fee simple, indefeasible title to the Property and the appurtenant Crane Easement, with full extended coverage over all general exceptions, free and clear of any and all liens and other encumbrances, and subject only to the lien of ad valorem property taxes not yet due and payable, the Permitted Exceptions, and any exceptions to title approved by Purchaser in its sole discretion and such other endorsements ordered and paid for by Purchaser except as required to be paid by Seller to cure or remedy any Title Objections (the “Title Policy”);

(g)          Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller or to satisfy all other requirements set forth in the Title Commitment which are reasonably required by the Title Company;

(h)          An affidavit of ownership as reasonably required by the Title Company in order to induce the Title Company to omit the standard exceptions from its policy of owner’s title insurance;

(i)           A certificate in such form as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying as to the non-foreign status of a transferor;

(j)            Terminations of any lease or other occupancy agreement affecting the Property;

(k)           Possession and occupancy of the Property to Purchaser;

(1)           An assignment and delivery of all claims, guaranties, warranties, indemnities and all other rights, if any, that Seller may have against suppliers, laborers, materialmen, contractors or subcontractors arising out of or in connection with the installation, construction and maintenance of the improvements, fixtures and personal property on or about the Property, together with the originals of all such guaranties, warranties and such similar instruments and copies of any prior assignments thereof to Seller;

(m)          An assignment of all Property Reports, if any, including all plans and specifications relating to the Property and all licenses, permits, and certificates of occupancy, or such other comparable certificates or documents issued by the appropriate governmental authority, with respect to the Property or any part of the Property or the operation thereof as well as any other documentation as may be required by any statute, law, ordinance or regulation to allow the consummation of this sale;

(n)           A limited warranty bill of sale in a form and substance reasonably acceptable to Purchaser;

(o)           A non-exclusive easement expiring June 30, 2023, in form and content reasonably acceptable to Purchaser, from Seller and Seller’s affiliates having ownership interests in the TDEC regulatory sites which are subject to the Site Management Plan (collectively, the “Site”) granting access to and use of the Site for the purposes described in the Site Management Plan, including the use of other portions of the Site, in locations reasonably acceptable to Seller, for the relocation of soils removed from the Property as a result of grading or excavation activities from time to time, in accordance with the Site Management Plan and in coordination with Seller (or its affiliates) and TDEC (the “Environmental Easement”); and

(p)           Such other documents, including a signed Closing Statement, as are necessary and appropriate for the consummation of this transaction by Seller or reasonably requested by Purchaser or the Title Company.

8.            Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver to the Title Company:

(a)           An agreement in form reasonably acceptable to Seller:

(i)         not to amend (so long as Seller owns any parcel of real property adjacent to the Property) the Land Use Restrictions, the Site Management Plan or the Brownfield Agreement in any manner that would affect Seller’s remaining property which is subject thereto, without Seller’s prior written consent, which won’t be unreasonably withheld, conditioned or delayed;

(ii)         to pay TDEC or reimburse Seller, as applicable, for post-closing fees charged by TDEC for approvals, oversight and administration of the Land Use Restrictions, the Site Management Plan and the Brownfield Agreement with respect to the Property (but not Seller’s remaining property) and any penalties imposed by TDEC with respect to the Property which are caused by activities of Purchaser or Purchaser’s agents, tenants, contractors or other representatives;

(b)           the Mutual Indemnity Agreement;

(c)           an agreement that, provided that Seller has not breached its representations contained in Section 10 of this Agreement, Purchaser will not bring or initiate any claim for damages against Seller with respect to Hazardous Materials which are located on or under the Property as of the date of the Closing;

(d)           for disbursement to Seller, the Purchase Price, as adjusted by the Deposit and other credits and debits as set forth on the Closing Statement to be prepared by the Title Company; and

(e)            such other documents, including a signed Closing Statement, as are necessary and appropriate for the consummation of this transaction by Purchaser.

9.           Closing Costs and Prorations. Seller shall pay (a) all county and state transfer and conveyance taxes assessed in connection with the Closing and recording the Deed, and all recording costs for recordation of the Deed, the Crane Easement, and any easements, covenants, and restrictions contemplated under this Agreement or necessary to remove, correct, or remedy, the Title Objections which Seller is obligated to resolve, (b) any endorsements to the Title Policy, if any, necessary to cure Title Objections, (c) the cost of preparation and recording of the Plat, and (d) one half (½) of the Title Company’s closing fee in connection with this transaction. Purchaser shall pay (i) the cost of the Title Commitment and the Title Policy, (ii) the cost of the Survey, and (iii) one half (½) of the Title Company’s closing fee in connection with this transaction. Seller shall be responsible for and pay all past due taxes at or prior to Closing. Taxes and installments of special assessments for the year of Closing shall be prorated as of the date of Closing on a calendar year basis and shall be based on taxes coming due and payable in the calendar year of Closing. If the actual assessed value or tax rate for any taxes or assessments are not known on the date of Closing, the taxes shall be prorated based upon the most recently published tax rates and assessments for the Property. Should Seller appeal or begin the appeal process for any taxes or fees for any time period prior to the Closing, Seller shall be entitled to such funds should Seller’s appeal be successful. Seller shall be solely and exclusively responsible for payment in full of all special assessments against the Property due prior to Closing, if any. Other regular and customary costs and expenses related to the Property shall also be prorated based on the date of Closing, including, without limitation, water, sewer, utility charges and other payables. To the extent appropriate for the adjustment of the foregoing amounts to achieve the requirements of this Section 9, the terms of this Section 9 shall survive Closing. Each Party shall pay its own attorneys’ fees in connection with this transaction.

10.         Representations and Warranties of Seller. Seller hereby covenants, represents and warrants to Purchaser, which representations and warranties shall survive Closing for a period of one (1) year, that as of the Effective Date, and on the date of Closing:

(a)            Seller has the full right, power and authority to enter into this Agreement and to sell the Property in accordance with the terms of this Agreement. Seller has the full right, power and authority to enter into all of the agreements, assignments and other documents contemplated by this Agreement. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller to such documents.

(b)           Seller has not received any notice of, and has no Knowledge of, existing material violations on the Property, of any zoning, building, fire, health, pollution, environmental protection, hazardous or toxic substance or waste disposal law or ordinance.

(c)          There are no existing leases, rights of first refusal, rights of first offer, options or other lease agreements in effect with respect to occupancy or ownership of the Property, other than Hamilton County Health Department and Micronics (which will be limited to a location reasonably acceptable to Purchaser), which will be terminated prior to Closing.

(d)          Except as disclosed in the Property Reports, there are no agreements, or to Seller’s Knowledge, obligations or other rights of third parties against the Property.

(e)          Seller has no Knowledge of any persons or entities claiming a right to possession of the Property.

(f)          Except for the necessary easements to be created during the subdivision process, to Seller’s Knowledge, Seller’s title to the Property will be disclosed accurately in the Title Commitment; and to Seller’s Knowledge, except as disclosed in the Property Reports, there are no assessments presently outstanding or unpaid for improvements on the Property or otherwise that have or may become a lien against the Property. Further, Seller has no Knowledge of public improvements that have been ordered to be made for the benefit of the Property or that have not been completed, assessed and paid for.

(g)          Except to the extent disclosed in the Property Reports, performance of the obligations under this Agreement by Seller do not and will not require any consent or approval of any person or entity which is not a party to this Agreement, and do not and will not result in a breach of any agreement or instrument to which Seller is a party.

(h)          There is no litigation, proceeding or governmental investigation pending or, to Seller’s Knowledge, threatened against or involving the Property or Seller’s interest in the Property, and Seller does not know of any grounds for any such litigation, proceeding or investigation that would have a material adverse impact on Purchaser or Seller’s interest in or title to or use of the Property.

(i)           Seller represents and warrants that, to Seller’s Knowledge, the Property and Seller are in material compliance with all requirements of applicable federal, state and local environmental, health or safety laws, regulations and administrative or judicial decrees, as amended (the “Environmental Laws”) with respect to the Property, including without limitation, the TDEC agreements described in Section 4(i) hereof; are not the subject of any “Superfund” evaluation or investigation with respect to the Property; and to Seller’s Knowledge, are not the subject of any federal or state investigation or administrative proceeding evaluating whether any remedial action is necessary to respond to a release of any Hazardous Substance (defined below) with respect to the Property. In addition, Seller, to its Knowledge, (i) has not used, generated, stored, transported, disposed of, produced or processed any Hazardous Substance on the Property, except in material compliance with applicable Environmental Laws; (ii) has not caused or permitted or has any knowledge of any release, disposal or discharge of any Hazardous Substance on the Property in violation of applicable Environmental Laws; (iii) has obtained all material permits, licenses and other authorizations for the Property which are required under the Environmental Laws and has at all times been in material compliance with the Environmental Laws for the Property, except to the extent failure to have any such permit, license or authorization would not, individually or in the aggregate, have a material adverse effect; (iv) has not transported or arranged for the transportation from the Property of any Hazardous Substance to any location which is listed, or listed for possible inclusion, on the National Priorities List under CERCLA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations; and (v) with respect to the Property, has not filed any notice of claim or presented any claim to any insurance company for coverage related to any environmental matters. As used in this Section 10(i), the term “Hazardous Substance” means any toxic or hazardous waste, pollutants or substances, including, but without limitation, asbestos, PCBs, petroleum products and byproducts, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et. seq., and any other hazardous or toxic substances or pollutants regulated under other applicable Environmental Laws.

(j)           With the exception of the Property Reports that will be delivered to Purchaser, to Seller’s Knowledge, there are no material reports, studies, appraisals, engineering reports, correspondence, agreements with governmental authorities, wetland studies or reports, flood plain studies or reports or other written information related to the Property that are in Seller’s reasonable possession or control.

(k)          If any claim is made against the Property by any party for the payment of any amount due for the furnishing of labor or materials to the Property or Seller prior to Closing, or if any lien is filed against the Property subsequent to Closing as a result of the furnishing of such materials or labor prior to Closing, then Seller promptly shall pay said claim and discharge said lien; provided, however, that if Seller desires to challenge or contest any such claim, then Seller must first bond over or place into escrow the amount reasonably necessary to pay such claim.

(1)          The Property is insured under a policy of comprehensive liability insurance, which will be kept in full force and effect until the Closing.

(m)         Neither Seller, nor any principals or partners or members of Seller, is a “Foreign Person” within the meaning of the Internal Revenue Code Section 1445(f)(3).

(n)          Seller has no Knowledge of material latent defects to the structural improvements located on the Property.

(o)          To Seller’s Knowledge, all electrical, mechanical, water, storm water, sewer, elevator and other utility systems servicing the Property are in serviceable condition, reasonable wear and tear excepted.

(p)          Between the Effective Date and the Closing, Seller shall not commit any action that constitutes material waste of the Property.

For purposes of this Section 10 and as used throughout this Agreement, the phrase “Seller’s Knowledge” or words of similar import as used in this Agreement shall mean the current, actual knowledge of James K. White III (“Seller’s Designated Representative”), who Seller represents, and warrants is in a reasonable position to know the truth or the falsity of each representation and warranty of Seller contained in this Agreement. This reference to such Seller’s Designated Representative does not impose personal liability on such Seller’s Designated Representative for the representations and warranties contained herein; provided, however, such limitation of liability shall in no way limit Seller’s liability for any breach of Seller’s representation and warranties contained herein.

In addition to the Indemnification remedies set forth in Section 12 below, if prior to the Closing, Purchaser shall discover that any of Seller’s representations and warranties are incorrect in any material respect, Purchaser, at its option, shall have the right to terminate this Agreement by giving written notice to Seller with no liability on its part and recover from Seller all reasonable costs and expenses necessarily incurred and actually paid by Purchaser as a result of Seller’s material breach of such representations and warranties and shall receive a refund of the Deposit and any interest accrued thereon.

11.          Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller, which representations and warranties shall survive Closing, that as of the Effective Date, and on the date of Closing:

(a)           Purchaser has the full power and authority to execute, deliver and perform this Agreement and all of Purchaser’s obligations under this Agreement.

(b)          The individuals signing this Agreement and all other documents executed or to be executed pursuant to this Agreement on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser to such documents.

(c)           Purchaser acknowledges that the Property is part of a master development known as the Bend, and it will reasonably cooperate with Seller during Seller’s ongoing construction and development of the Bend with respect to the temporary closures of the drives and streets that are located to the North of the Property and over which Purchaser has access easements. Purchaser also agrees to reasonably cooperate with Seller for future events within the Bend provided Seller gives adequate notice of such to Purchaser, and such events do not interfere with Purchaser’s business on, and reasonable access to, the Property. Purchaser’s hereinabove agreement regarding cooperation shall survive Closing.

12.          Indemnification.

(a)           For a period of one (1) year after Closing (“Warranty Expiration”), Seller agrees to indemnify and hold Purchaser harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature, (including court costs and reasonable attorneys’ fees) arising from or related to the material inaccuracy or breach of any of Seller’s representations and warranties set forth in Section 10 hereof. Purchaser must notify Seller in writing of any claim prior to the Warranty Expiration.

(b)           Purchaser agrees to indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, and expenses, of any kind or nature, including but not limited to, all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees for matters arising from or related to (i) the inaccuracy or breach of any of Purchaser’s representations and warranties; or (ii) Purchaser’s investigation of the Property under Sections 4(a) and 4(c) of this Agreement, or otherwise, or Purchaser’s use or ownership of the Property subsequent to Closing.

(c)           This Section 12 will survive Closing as provided in this Agreement.

13.          Use of the Property. During the term of this Agreement, other than those easements provided for under this Agreement or necessarily associated with the subdivision of the Property and in either case acceptable to Purchaser, Seller warrants and covenants that it shall not, without Purchaser’s written consent, (a) grant, convey or enter, any easement, lease, license or other legal or beneficial interest in or to the Property, (b) enter into any contract, service contract, option agreement to transfer, convey or encumber the Property or any portion of the Property, or (c) materially change the physical condition of the Property or, except as otherwise provided in this Agreement, allow a material change in the physical condition of the Property to occur. Seller further warrants that, on receipt of any knowledge or notice of any threatened or pending condemnation, action in lieu of condemnation, zoning change, assessment, lien, claim, encumbrance or other similar matter that may affect the Property, its operation or development, Seller shall promptly notify Purchaser of such matter. After the Effective Date and until the earlier of the termination of this Agreement or the Closing, Seller shall continue to operate and maintain the Property in all material respects, in the same manner as prior to the Effective Date.

14.          Condemnation; Casualty. Prior to Closing, Purchaser shall have the right to terminate this Agreement if the Property is materially damaged by fire, flood or if the Property is destroyed without fault of Purchaser or any part of the Property is taken or is threatened to be taken by eminent domain. Purchaser shall give written notice of Purchaser’s election to terminate this Agreement within ten (10) business days after Purchaser receives written notice from Seller or otherwise of any such damage or threatened condemnation. In the event of such a termination by Purchaser, the Title Company or Seller shall immediately refund to Purchaser the Deposit, and any interest accrued thereon, and the rights and obligations of the Parties shall terminate.

15.           Default and Remedies.

(a)          Purchaser’s Default; Seller’s Remedy. If all of the Conditions Precedent set forth in Section 4 above are fulfilled and Purchaser fails to close on the purchase of the Property due to Purchaser’s material default under this Agreement, and if Seller is not otherwise in material default of this Agreement, then Seller shall be entitled to the full amount of the Deposit, and any interest accrued thereon, as liquidated damages as Seller’s sole and exclusive remedy, and on payment to Seller of such amount, this Agreement and all rights and obligations of the Parties shall terminate except as otherwise set forth in this Agreement. The Parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Purchaser’s failure to complete the purchase of the Property and that under the circumstances existing as of the Effective Date, the liquidated damages provided for in this Section represents a reasonable estimate of the damages that Seller will incur as a result of such failure. The Parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller.

(b)          Seller’s Default; Purchaser’s Remedies. If Seller fails to timely perform any material act, or provide any material document or information required to be provided by Seller, or if any material representation and warranty made by Seller pursuant to this Agreement is untrue when made, then Purchaser shall be entitled to either (i) terminate this Agreement, receive a refund of the Deposit and any interest earned thereon and seek Purchaser’s actual direct and reasonably verifiable third-party expenses arising from Seller’s breach; or (ii) seek specific performance of this Agreement.

(c)           Attorneys’ Fees. The prevailing party (i.e., the party recovering substantially the relief sought, if any) in any legal proceeding brought under or with relation to this Agreement or transaction shall be entitled to recover court costs, reasonable attorneys’ fees and all other litigation expenses from the non-prevailing party.

16.          Assignment of Agreement. Purchaser has executed this Agreement subject to its absolute and unconditional right to assign all of its right, title and interest in this Agreement to an existing entity, an entity to be formed, or an individual if the entity or individual is affiliated with Purchaser. Seller agrees to consummate this transaction with any such assignee, provided that Purchaser will continue to be liable hereunder.

17.          Further Assurances. The Parties each agree to execute, acknowledge, deliver and do all such further acts, instruments and assurances, and to take all such further action before or after the Closing as shall be reasonably necessary to fully carry out this Agreement and to fully consummate and effect the transactions, rights and obligations set forth in and contemplated by this Agreement. Such assurances shall include working together in good faith and cooperating, both prior to and after Closing, with regard to achieving the prorations contemplated by this Agreement. This provision shall survive Closing.

18.          Brokers. Seller and Purchaser represent and warrant to each other that neither has had dealings with any realtor or other real estate broker or agent in connection with the sale of the Property or the negotiation of this Agreement, other than Rise Partners, LLC which is Purchaser’s broker (“Purchaser’s Broker”). Seller shall pay and hold Purchaser harmless with respect to any compensation owing to Purchaser’s Broker in connection with the transaction contemplated by this Agreement pursuant to a separate written agreement. The obligations contained in this Section will survive Closing or any other termination of this Agreement.

19.          Tax Free Exchange. If Seller elects to close the sale of the Property as part of a Section 1031 tax-free exchange, Purchaser agrees to cooperate with Seller as reasonably requested, so long as Purchaser is not required to enter into the chain of title of any property other than the Property or to incur any costs, expense obligations or liabilities with reference to such exchange or exchange property or properties, the party performing such exchange shall bear all costs and expenses generated by such election (including, but not limited to, any increase in legal fees associated therewith), and the Closing Deadline is not delayed, and the Purchase Price is not affected. Seller and Purchaser agree that (i) Seller may assign its right, title and interest in this Agreement to a qualified intermediary in order to facilitate a deferred like-kind exchange, provided that such assignment does not release Seller from its obligations hereunder; (ii) that Purchaser shall have no recourse whatsoever against the qualified intermediary under this Agreement; and (iii) Purchaser shall execute any and all documents reasonably necessary to consummate the assignment of Seller’s right, title and interest in this Agreement to the qualified intermediary.

If Purchaser elects to close the sale of the Property as part of a Section 1031 tax-free exchange, Seller agrees to cooperate with Purchaser as reasonably requested, so long as Seller does not incur any additional costs, the Closing Deadline is not delayed, and the Purchase Price is not affected. Seller and Purchaser agree that (i) Purchaser may assign its right, title and interest in this Agreement to a qualified intermediary in order to facilitate a deferred like-kind exchange, provided that such assignment does not release Purchaser from its obligations hereunder; (ii) that Seller shall have no recourse whatsoever against the qualified intermediary under this Agreement; and (iii) Seller shall execute any and all documents necessary to consummate the assignment of Purchaser’s right, title and interest in this Agreement to the qualified intermediary.

20.           Miscellaneous.

(a)           TIME IS OF THE ESSENCE OF ALL UNDERTAKINGS AND AGREEMENTS OF THE PARTIES HERETO.

(b)           This Agreement shall be governed by and construed under the laws of the state of Tennessee.

(c)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.

(d)           Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all Parties have participated in the preparation of this Agreement.

(e)           This Agreement supersedes all prior discussions and agreements between Seller and Purchaser with respect to the conveyance of the Property and all other matters contained in this Agreement and constitutes the sole and entire agreement between Seller and Purchaser with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and signed by both Seller and Purchaser.

(f)            All notices, payments, demands or requests required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been properly given or served and shall be effective on (i) personal delivery; or (ii) on the second (2nd) business day after being deposited in the United States mail, postpaid and registered or certified with return receipt requested; or (iii) when sent by private courier service for same-day delivery; or (iv) one (1) day after being sent by private courier service for next-day delivery; or (v) on the business day that such notice or other communication is sent by facsimile, electronic mail or similar electronic device. The time period in which a response to any notice, demand or request must be given shall commence on the date of receipt by the addressee of such notice, demand or request. Rejection or other refusal to accept delivery or inability to deliver because of changed address, of which no notice has been given, shall constitute receipt of the notice, demand or request sent. Any such notice, demand or request shall be sent to the respective addresses set forth below:

If to Seller:		West End Property II, LLC
c/o Urban Story Ventures
735 Broad Street
Suite 100
Chattanooga, TN 37402
Attention: James K. White III, President
Email: jimmv.white@,urbanstoryventures.com

with a copy to:		Brad Shumpert
Chief Legal Officer
Urban Story Ventures
735 Broad Street
Suite 100
Chattanooga, TN 37402
Email: brad.shumpert@urbanstoryventures.com

If to Purchaser:		PUREGraphite, LLC
353 Corporate Place
Chattanooga, TN 37419
	Attention:	John Christopher Burns, CEO
Daniel Deas, COO
Nick Liveris, CFO
Rnhprt T Natter Executive
Director
Email: Chris@,novonixgroup.corn
danny@puregraphite.com
nick@novonixgroup.com
rjnatter@,natterllc.com

with a copy to:		Miller & Martin PLLC
Attention: James M. Haley IV
Suite 1200 Volunteer Building
832 Georgia Avenue
Chattanooga, TN 37402
Email: james.haley@millermartin.com

with a copy to:		Rise Partners, LLC
Suite 502, Volunteer Building
832 Georgia Avenue
Chattanooga, TN 37402
Attention: Wilson McGinness and John Tugman
Email: wmcginness@risepartners.net
Jtugman@risepartners.net

(g)          This Agreement shall inure to the benefit of and bind the Parties and their respective heirs, legal representatives, successors and permitted assigns.

(h)          If any date of performance under this Agreement falls on a Saturday, Sunday or legal holiday, such date of performance shall be deferred to the next day which is not a Saturday, Sunday or legal holiday.

(i)           In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision is severed and deleted from this Agreement.

(j)           The Parties acknowledge that this transaction contemplates only the sale and purchase of the Property, and that Seller is not selling a business nor do the Parties intend that Purchaser be deemed a successor of Seller with respect to any liabilities of Seller to any third party other than liabilities arising from and after the Closing to utility companies for utility service furnished to the Property.

(k)          During the term of this Agreement, Seller will not, and will not permit any agent, to entertain or accept any other offer, or negotiate, solicit interest or offers, or otherwise enter into discussions involving the sale, financing, disposition of all or any portion of the Property;

(1)          All negotiations regarding this Agreement, the existence of this Agreement, the terms and conditions of this Agreement and the results of all inspections, studies, and similar reports relating to the Property, shall be kept confidential, and the Parties will not disclose any such information to any other persons, other than the Parties’ respective advisors and internal staff and necessary third parties such as, for example, prospective investors or lenders, and the governmental entities being requested to grant the Governmental Incentives. No press release or other publicity release shall be issued by the Parties to the general public concerning the proposed transaction under this Agreement without mutual consent, unless required by law, and then only on prior written notice to the other party.

(m)         Neither the Title Company, in its capacity as escrow agent, nor any of its directors, officers or employees shall be liable to anyone for any action taken or omitted to be taken by it or any of its directors, officers, or employees hereunder except in the case of gross negligence or willful misconduct. Purchaser and Seller, jointly and severally, covenant and agree to indemnify Title Company and hold it harmless from and against any loss, liability or expense of any nature incurred by Title Company arising out of or in connection with the administration of its duties hereunder with respect to the Deposit, including but not limited to reasonable legal fees and others costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by Title Company’s willful misconduct or gross negligence.

(n)          The terms and conditions in this Agreement supersede in their entirety the terms of the March 12, 2021, Letter of Intent between the Parties with respect to the Property. There are no agreements or understandings between the Parties except as set forth herein. No modification, waiver, or other change to this Agreement will be valid unless the same is in writing and signed by the party to which the same is charged.

(o)          The Effective Date of this Agreement will be the later of the dates on which this Agreement is executed by the Parties, as shown on the signature pages hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the Seller has entered into this Agreement as of the date first set forth above.

SELLER:

WEST END PROPERTY II, LLC, a Tennessee limited liability company

Date: April 12, 2021	By:
James K. White III, President

[Signature Page Continues]

IN WITNESS WHEREOF, the Purchaser has entered into this Agreement as of the date first set forth above.

PURCHASER:

PUREGRAPHITE, LLC, a Delaware limited liability company

Date: April 11, 2021	By:
John Christopher Burns, CEO

EXHIBIT A

Depiction of Property

Tennessee River
CSX
Railroad
Lot 21
The Bend Subdivision
Vicinity Map
N.T.S.
LEGEND
Scale 1" = 60'

THE R·L·S GROUP
LAND SURVEYING

Final Plat
Lot 1
The Bend Big Blue Subdivision
(Deed Book 11360, Page 381)
Chattanooga, Hamilton County
Tennessee

Drawing No.
Tax Map No.
File Name The Bend
Drawn By
Checked By
Date of Survey
Date of Last Revision

Michael Shane Land
Tennessee Registered
Land Surveyor

A-1

EXHIBIT B

Property Reports

Seller shall deliver to Purchaser, within three (3) business days from the Effective Date, all of the following Property Reports to the extent the same are within Seller’s possession or reasonable control, or are reasonably obtainable by Seller:

1.            Receipted real estate tax bills for the past three years and any correspondence with local assessors and summaries of historic or current efforts to appeal, reduce or control taxes.

2.            Copies of insurance policies or other reasonable evidence setting forth the limits of casualty coverage for the Property, and detailed information with respect to any fire or other casualty loss for which claims have been made on any insurance policy owned by Seller.

3.            Copies of all current in force contracts with the Parties providing material services or property to the Property.

4.            Copies of all current in force leases with the Parties currently occupying or having a right to occupy or operate from the Property.

5.            Copies of all materials relating to the Crane, including without limiting the generality of the foregoing, materials relating to its access, operation, and physical condition.

6.            List all of material recurring services that are not contracted for (include vendor, cost and frequency).

7.            Copies of all documentation pertaining to Governmental Incentives, development incentives, tax abatements, tax credits and all other Governmental Incentives, including, without limitation, all documents related to prior Incentive Approvals and related and supporting materials.

8.            Copies of all zoning, use, and occupancy permits, development approvals, site plan approvals, zoning approvals, master plan information, and all other governmental licenses, permits and approvals, including, without limitation, all Governmental Approvals and related and supporting materials, and all Governmental Incentives and related and supporting materials.

9.            Copies of any existing environmental, ADA, structural, engineering, code compliance, and termite/infestation reports, including compliance plans and O&M manuals, including, without limitation, any and all Site Investigation Reports.

10.          Zoning, building, health or environmental notices received from any governmental authority with jurisdiction over the Property, including, but not limited to, notices of violations of zoning, building, health or environmental laws, rules or regulations, if any.

11.          Copies of all engineering reports, soil studies, drainage studies, environmental assessments or reports, and wetland and floodplain studies.

B-1

12.          Copies of all structural, mechanical, traffic, engineering, foundation inspection and repair, roof inspection and repair, and marketing reports and all addenda to such reports and correspondence in connection therewith.

13.          Most recent “as built”, boundary, and topographic surveys of the Property and all other surveys of the Property in Seller’s possession or readily obtainable.

14.          Most recent “as built” architectural and engineering plans and specifications.

15.          Latest title reports in Seller’s possession and latest Seller’s title policy for the Property, together with copies of all appurtenant and burdening easements, licenses, covenants and restrictions, affecting the Property and its access to public rights of way, and railway lines, and to utilities serving the Property.

16.          Listing and explanation of any pending litigation involving the Property.

17.          List of personal property including maintenance parts inventory.

18.          Any existing appraisals in Seller’s possession or control.

19.          Other items as reasonably requested by Purchaser after review of the aforementioned items.

B-2

EXHIBIT “C”

Form of Limited Warranty Deed

This Instrument Prepared By:

Miller & Martin PLLC

832 Georgia Avenue, Suite 1200

Chattanooga, TN 37402-2289

Name and Address		Map and
of New Owner:	Send Tax Bills To:	Parcel No.:

PUREGRAPHITE, LLC		145G A 002.05

LIMITED WARRANTY DEED

FOR AND IN CONSIDERATION OF Ten Dollars ($10.00) and other good and valuable consideration, the receipt and legal sufficiency of all of which hereby are acknowledged, WEST END PROPERTY II, LLC, a Tennessee limited liability company (herein “Grantor”) does hereby bargain, sell, transfer and convey unto PUREGRAPHITE LLC, a Delaware limited liability company (herein “Grantee”) the property described on Exhibit A attached hereto and made a part hereof.

TO HAVE AND TO HOLD the same unto Grantee, its successors and assigns, forever in fee simple.

Grantor covenants that it has full power and lawful authority to sell and convey the real estate and it will warrant and defend the title against all persons claiming the same by, through or under Grantor, but not further or otherwise.

IN WITNESS WHEREOF, Grantor has executed this instrument on the__________ day of __________________, 2021.

WEST END PROPERTY II, LLC, a Tennessee limited liability company

By:
James K. White III, President

STATE OF TENNESSEE   )

COUNTY OF HAMILTON)

Before me, the undersigned, a Notary Public in and for said county and state, personally appeared James K. White III, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who, upon oath, acknowledged him/herself to be the President of WEST END PROPERTY II, LLC, the within named bargainor, a Tennessee limited liability company, and that he as such officer, executed the foregoing instrument for the purposes therein contained, by signing the name of the company by himself as President.

Notary Public
Printed Name:
My Commission Expires;

STATE OF__________________ )

COUNTY OF________________ )

I,____________________________ , hereby swear or affirm that, to the best of my knowledge, information and belief, the actual consideration for this transfer, or the value of the property transferred, whichever is greater, is $41,500,000 which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

Affiant-Grantee

Subscribed and sworn to before me

this_______ day of____________________ , 2021.

Notary Public

My Commission Expires:

EXHIBIT A
To Limited Warranty Deed

EXHIBIT “D”

GISMO 5

W Main St

Legend

☐ Parcels

0 400.00 800.0 Feet

NAD_1983_StatePlane_Tennessee_FIPS_4100_Feet

© Latitude Geographics Group Ltd.

Disclaimer: This map is to be used for reference only, and no other use or reliance on the same is authorized. This map was automatically generated using HCGIS Mapping System. Parcel lines are shown for reference only and are not intended for conveyances, nor is it intended to substitute for a legal survey or property abstract.

 D-1